Exhibit 99.2

ZAGG Inc Reports Record Financial Results for
Fourth Quarter and Full Year 2011

●	Record fourth quarter consolidated revenue of $67.5 million

●	Record annual consolidated revenue of $179.1 million

●	Record GAAP diluted earnings of $0.32 per share for fourth quarter

●	Record GAAP diluted earnings of $0.63 per share for 2011

●	Exceed full year guidance and consensus estimates

●	Record operating cash flow

SALT LAKE CITY--(BUSINESS WIRE)-- ZAGG Inc (NASDAQ: ZAGG) (www.ZAGG.com), a market leader in innovative mobile device accessories, today announced financial results for the fourth quarter and full year ended December 31, 2011.

Fourth Quarter Highlights (Fourth quarter 2011 versus fourth quarter 2010)

●	Net sales increased 131% to $67.5 million, including iFrogz contribution

●	Gross margin improved sequentially to 46%; 48% after inventory write up adjustment

●	Non-GAAP earnings of $0.27 per diluted share

●	Adjusted EBITDA increase of 186% to $18.7 million, or $0.60 per diluted share

●	Generated over $7.0 million in operating cash flow

●	Ending cash and cash equivalents balance of $26.4 million

"ZAGG performed exceptionally well with record fourth quarter revenue and earnings, as the result of strong holiday sales, record online sales and an expanded SKU presence at our indirect channel to big-box retail partners for both ZAGG and iFrogz branded products” said Robert G. Pedersen II, CEO of ZAGG. “With the operating initiatives we have put in place, and our alignment around a product centric-structure, we are building a company that can keep pace with the global growth we are seeing for mobile device accessories in 2012 and beyond."

Fourth Quarter Results

Net sales for the fourth quarter of 2011 increased 131% to $67.5 million from $29.3 million in the same quarter last year.  Revenue by channel was 82% through indirect channels, 12% through ZAGG.com and iFrogz.com, 5% through the company’s mall cart and kiosk programs and 1% from shipping and handling.

Gross profit for the fourth quarter was $31.4 million or 46% of net sales, representing a 135% increase, versus $13.4 million or 46% of net sales in the fourth quarter of the prior year. Gross profit for the quarter was impacted by the fair-value write up of iFrogz inventory as a part of purchase accounting.   Excluding the inventory adjustment on the iFrogz inventories, gross profit was $32.2 million or 48% of net sales.

In the quarter, ZAGG incurred an impairment charge of $0.4 million on its note receivable.  ZAGG also recorded a $1.9 million gain on the deconsolidation of HzO as ZAGG no longer has a controlling interest in HzO.  Operating income for the fourth quarter was $14.4 million compared to $6.1 million for the fourth quarter of 2010 and $4.6 million for the previous quarter.

Net income attributable to stockholders for the fourth quarter was $9.9 million or $0.32 per diluted share as compared to net income attributable to stockholders of $3.4 million or $0.13 per diluted share in the fourth quarter of 2010. Excluding the fair value write-up of inventory of iFrogz goods sold in the quarter of $0.9 million, the impairment of the note receivable of $0.4 million, the $1.9 million gain recognized on the deconsolidation of HzO, and the related tax effects of these adjustments to GAAP net income, fourth quarter net income would have been $8.6 million or $0.27 per diluted share.

Adjusted EBITDA

ZAGG considers earnings before other income or expense; income tax provision; impairment losses; depreciation and amortization; acquisition expenses; inventory basis increase related to acquisition; non-controlling interest; and share-based compensation expense related to equity awards ("Adjusted EBITDA") to be an important financial indicator of the Company's operational strength and the performance of its business. These results should be considered in addition to results prepared in accordance with generally accepted accounting principles ("GAAP"), but should not be considered as a substitute for, or superior to, GAAP results.

A reconciliation of the differences between Adjusted EBITDA and the most comparable financial measure calculated and presented in accordance with GAAP, is presented under the heading "Reconciliation of Non-GAAP Financial Information to GAAP" immediately following the Condensed Consolidated Statements of Operations included below.

The difference between Adjusted EBITDA per share, a non-GAAP measure, and GAAP EPS, is other income or expense, income tax provision, depreciation and amortization, impairment losses, acquisition expenses, inventory basis increase related to acquisition, non-controlling interest, and share-based compensation.

Adjusted EBITDA for the fourth quarter of 2011 was $18.7 million versus $6.5 million in the fourth quarter of 2010, representing an increase of 186% over prior year’s results or $0.60 per diluted share versus $0.27 per diluted share in the fourth quarter last year.

Outlook

Guidance for 2012 revenue is in excess of $250 million and Adjusted EBITDA of $55 million — $60 million. This compares to reported revenue for 2011 of $179.1 million and Adjusted EBITDA of $45.3 million.

Conference Call

A conference call will be held today at 5:00 p.m. EST to review these results. Participants may access via the Internet at the event website and on the Company website at:

http://investors.zagg.com. The call will be available for replay for 30 days by dialing 1-855-859-2056, Conference ID #53092569. A podcast of the event will also be available online or via Investor Calendar's RSS feed.

Non-GAAP Financial Disclosure

Investors are cautioned that the Adjusted EBITDA, or earnings before other income, income tax provision, impairment losses, depreciation and amortization, acquisition expenses, inventory basis increases related to acquisition, non-controlling interest and stock-based compensation, contained in this press release are not financial measures under generally accepted accounting principles. In addition, they should not be construed as alternatives to any other measures of performance determined in accordance with generally accepted accounting principles, or as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We present this financial information because we believe that it is helpful to some investors as a measure of our performance. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Safe Harbor Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in filings made by the company with the Securities and Exchange Commission.

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